Invoice

Invoice number 7D7280BA-0003

Date of issueFebruary 24, 2022 Date dueMarch 5, 2022

Goldin AuctionsBill to

+1 856-767-8550Rally Road - GAI Purchase support@goldinauctions.comaccount

71 Southgate BLVD

New Castle, Delaware 19720

United States

ACQS@Rallyrd.com

$245,964.00 due March 5, 2022

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Ship to

Rally Road - GAI

Purchase account

71 Southgate BLVD

New Castle, Delaware

19720

United States

Thank you for bidding in our auction and congratulations on your win! You may also view this invoice by logging into www.goldin.co and navigating to “My Account”.

Please subtract the credit card fee from your payment if paying by ACH, cashier's check, cash, money order, wire transfer, cryptocurrency (BTC, ETH, GUSD) or check.

Invoices may be paid via Credit Card, cash, check, money order, bank check or wire transfer.

DescriptionQtyUnit priceAmount

Lot #20 - Led Zeppelin Group Signed "Led Zeppelin" Album1 With All 4 Signatures Including Jimmy Page, Robert Plant, John Bonham & John Paul Jones (Beckett)	$35,000.00	$35,000.00
------> Buyer's premium for Lot #20 - Led Zeppelin Group1 Signed "Led Zeppelin" Album With All 4 Signatures Including Jimmy Page, Robert Plant, John Bonham & John Paul Jones (Beckett)	$7,000.00	$7,000.00
Lot #19 - 1988 NES Nintendo (USA) Zelda II: The Adventure Of 1 Link Sealed Video Game - WATA 9.8/A+	$45,000.00	$45,000.00
------> Buyer's premium for Lot #19 - 1988 NES Nintendo1 (USA) Zelda II: The Adventure Of Link Sealed Video Game WATA 9.8/A+	$9,000.00	$9,000.00
Lot #143 - 1990 NES Nintendo (USA) "Final Fantasy" Sealed1 Video Game - WATA 9.4/A	$10,000.00	$10,000.00

7D7280BA-0003 · $245,964.00 due March 5, 2022Page 1 of 3

------> Buyer's premium for Lot #143 - 1990 NES Nintendo1 (USA) "Final Fantasy" Sealed Video Game - WATA 9.4/A	$2,000.00	$2,000.00
Lot #356 - 1977-1978 Topps "Star Wars" Series 1-5 Unopened 1 Boxes Complete Run (5 Different) – All BBCE Certified	$19,000.00	$19,000.00
------> Buyer's premium for Lot #356 - 1977-1978 Topps "Star 1 Wars" Series 1-5 Unopened Boxes Complete Run (5 Different) – All BBCE Certified	$3,800.00	$3,800.00
Lot #151 - 1991 NES Nintendo (USA) "Wolverine" Sealed Video 1 Game - WATA 9.8/A++	$36,000.00	$36,000.00
------> Buyer's premium for Lot #151 - 1991 NES Nintendo1 (USA) "Wolverine" Sealed Video Game - WATA 9.8/A++	$7,200.00	$7,200.00
Lot #104 - 1987 NES Nintendo (USA) "Metroid" Sealed Video1 Game - WATA 9.6/A+	$54,000.00	$54,000.00
------> Buyer's premium for Lot #104 - 1987 NES Nintendo1 (USA) "Metroid" Sealed Video Game - WATA 9.6/A+	$10,800.00	$10,800.00
Credit Card Surcharge Fee(SUBTRACT FROM TOTAL IF PAID1 BY ACH/CASH/CHECK) Subtotal Total	$7,164.00	$7,164.00
		$245,964.00
		$245,964.00

Amount due$245,964.00

Please note that payment is due within 7 days from the date of the invoice.  If your outstanding balance is unpaid, 1.5% interest will be added to your balance every 30 days from the invoice date.

To pay by credit card, follow the link above or follow the instructions on your Account page at goldin.co

If you wish to pay by check or money order, please subtract the credit card fee and send payment within 3 days of the auction close to:

    Goldin - Accounts Receivable

    160 E. 9th Ave. Suite C

    Runnemede, NJ 08078

    - Please note that invoices paid via check will be held for 5-8 business days prior to shipping.

If you wish to send an ACH or wire payment please subtract the credit card fee and see instructions below:

7D7280BA-0003 · $245,964.00 due March 5, 2022Page 2 of 3

    Bank Name: TD BANK

    Bank Address: 101 Springdale Road

    Bank City, State, Zip: Cherry Hill, NJ  08003

     Beneficiary Name: Goldin Auctions LLC

    Beneficiary Address:  160 E. Ninth Ave, Suite A

    Beneficiary City, State, Zip: Runnemede, NJ  08078      Account #/ IBAN #:  4327996033

    Pick one:

    Routing Number for domestic ACH transfers: 031201360

    Fed ABA # for domestic wires: 031101266

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    - Please email support@goldinauctions.com once your ACH or wire has been initiated.

If you wish to pay with cryptocurrency (BTC, ETH, or GUSD):  Please email josh@goldinauctions.com Note - is an additional 0.5% cryptocurrency transaction fee that will be applied to the total.

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We are always accepting new consignments. Please contact us through our website if you have any items you are interested in consigning. If you have premium items you wish to consign we can apply them towards your current invoice as an advance if you wish (this requires advance approval of items and amount).

Thank you for your business!

Non-payment:

Goldin Auctions, may, at its sole discretion, sell the lots to the under bidder, offer the lots again in a future sale, or hold the defaulting buyer liable for the entire purchase price. In either case, in according with our terms and conditions, it is explicitly agreed that the non-paying winning bidder will be responsible for any and all losses incurred including the difference between the original hammer price plus the buyer's premium and, and also for all service charges and/or commissions related to the subsequent sale and that the non-paying winning bidder explicitly agrees to pay any and all costs of collection including reasonable legal fees incurred by Goldin Auctions in the collection of these losses if necessary.   In addition, non paying bidders understand that Goldin Auctions may, at its discretion, share their information with other auction houses or print it in the next catalog.

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